FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Director, Investor Relations

(804) 788-1824

MASSEY ENERGY REPORTS 3RD QUARTER 2003

FINANCIAL RESULTS

Richmond, Virginia, October 23, 2003—Massey Energy Company (NYSE:MEE) today reported financial results for its third quarter ended September 30, 2003. Produced coal revenues for the quarter were $310.7 million, a decrease of 9% from $343.2 million for the comparable 2002 period. Massey reported an after-tax loss for the third quarter of $3.8 million, or $0.05 per share, compared to a loss of $1.3 million, or $0.02 per share for the comparable period in 2002. The third quarter 2003 loss included the $21 million recovery of a property and business interruption insurance claim related to the October 2000 slurry spill at its Martin County Coal subsidiary. After adjusting for a previously booked receivable and claim settlement expenses, the Company recorded a gain of $17.7 million pre-tax, or $0.15 per share, as a result of the settlement. In 2002, the third quarter loss included a charge of $13.2 million pre-tax, or $0.11 per share, related to the write-off of capitalized development costs at certain idled mines. Coal sales volume for the quarter was 10.0 million tons, a decrease of 8% from 10.9 million tons in 2002. EBITDA for the third quarter totaled $50.7 million, a 28% decrease from $70.7 million in the comparable 2002 period.

“We reported financial results for the quarter at the upper end of our revised projections due to improved operating performance in the second half of the quarter,” said Don L. Blankenship, Massey’s Chairman and CEO. “We were also pleased to see utility demand for coal continue to escalate throughout the quarter. Since our last earnings release, we contracted an additional 12 million tons of coal for 2004 delivery at attractive prices.”

The Company reported that indications of improving economic conditions and the prospect of a seasonably cold winter, along with the anticipated continuation of high natural gas prices and tightening coal supplies in Central Appalachia, are contributing to an enhanced market for coal producers. In addition, the weak dollar and significantly higher overseas freight rates are discouraging imports making U.S. metallurgical coal more competitive in the export marketplace.

“After a difficult period in July and early August, caused by a variety of shipping and operations issues, productivity improved across the board at our mining operations,” continued Blankenship. This productivity improvement helped offset the impact of lower than anticipated realized prices for the quarter, a result of shipping a different mix of coal than expected, including less metallurgical coal.

The Company reported that its surface mines continue to be impacted by higher explosives and trucking costs. During the third quarter, the Company received the mining permit it had sought since 1999 for its Edwight, West Virginia surface mine, which has an estimated 14 million tons of reserves. This surface reserve is expected to yield low cost, high quality coal, requiring only minimal public highway trucking. Massey is encouraged by the improved flow of permitting through the West Virginia Department of Environmental Protection and expects to receive surface mining permits for a total of approximately 90 million tons of reserves during 2003. Massey and other Central Appalachian coal producers continue to experience permit delays at the federal level.

Subsequent to the quarter, the Company was the successful bidder in an auction for surface reserves located near Chelyan, West Virginia, and controlled by Horizon Natural Resources Company, which is in bankruptcy proceedings. The total expected purchase price is approximately $19 million, including funds to buy out a secured debt position and production payments. These reserves are contiguous to other property controlled by Massey and are expected to yield approximately 30 million tons of low sulfur, mostly compliance coal. “The purchase of these reserves, which includes key permits, is an excellent example of the attractive, opportunistic acquisition Massey looks for,” stated Blankenship. The purchase is subject to approval by the bankruptcy court.

As previously reported, the Company completed the refinancing of its prior revolving credit facility during July. The Company executed a $355 million secured financing package, including a $105 million revolving multi-year credit facility maturing on January 1, 2007, and a $250 million 5-year term loan maturing on July 1, 2008, with an early maturity date of January 1, 2007 for the term loan if the Company’s existing 6.95% Senior Notes are not refinanced by that date. A portion of the proceeds from the term loan was used to repay all outstanding amounts under the prior revolving credit facilities and Massey’s accounts receivable financing program.

At the end of the third quarter of 2003, Massey’s total debt was $664.4 million, consisting of $283 million of 6.95% Senior Notes, $132 million of 4.75% Convertible Senior Notes and $249.4 million under the 5-year term loan, up from $603.3 million total debt at the end of the second quarter. At quarter end, there were no borrowings under the accounts receivable financing program or the $105 million revolving credit facility, but $34.3 million of letters of credit had been issued under the revolver’s $55 million letter of credit sublimit. Available liquidity at September 30, 2003 was $178.4 million, including $70.7 million on its bank revolver, net of letters of credit, availability of $58.2 million under its accounts receivable financing program, which has a maximum capacity of $80 million, and $49.5 million in cash. Available liquidity at June 30, 2003 was $140.9 million. Total debt-to-book capitalization ratio at September 30, 2003 was 46.1%, as compared to 43.5% at June 30, 2003.

Coal revenues of $939.0 million for the first nine months of 2003 decreased by 6% from $997.6 million for the same period in 2002. Tons sold of 30.7 million in the first nine months decreased by 3% from the 31.7 million tons sold in 2002. For the first nine months of 2003, Massey’s net loss was $15.6 million, or $0.21 per share, before a $7.9 million, or $0.10 per share, charge to record the cumulative effect of an accounting change resulting from the adoption of SFAS 143, “Accounting for Asset Retirement Obligations,” the new accounting standard for recording reclamation liabilities. Including this charge, the Company reported a loss of $23.5 million, or $0.31 per share, as compared to a loss of $22.0 million, or $0.30 per share, during the same period in 2002. The 2002 loss included a pre-tax charge of $25.6 million ($17.1 million after tax), or $0.23 per share, related to the Harman jury verdict. EBITDA for the first nine months in 2003 was $138.8 million compared with $146.7 million for the same period in 2002.

The Company now projects sales of 41 to 42 million tons in 2003, at an expected average sales price of between $30.50 and $31.00 per ton, compared to $31.30 for the full year 2002. Sales commitments have been received for virtually all calendar 2003 projected shipments. For 2004, the Company expects to ship 44 to 47 million tons and has commitments for approximately 44 million tons at an estimated average price of $32.00 to $33.00. The Company anticipates shipping between 10 and 11 million tons during the quarter ending December 31, 2003, at an estimated average price per ton of between $31.00 and $31.50. Given the regular disruptions and reduced work hours caused by the holidays during the fourth quarter, the Company projects a loss of $0.10 to $0.30 per share and EBITDA of between $30 and $50 million.

“Although we are not yet where we want to be, we are making progress on addressing our cost and productivity issues,” stated Blankenship. The Company reported that overall longwall production has improved and that production at many of its other underground mines was running at or near budget in September and in the first half of October. “Together with the strengthening market and improved cost structure, we look forward to increasing profit margins in 2004 and estimate EBITDA of between $240 and $320 million,” said Blankenship.

Capital expenditures during the third quarter of 2003 totaled $34.3million, compared to $28.4 million in the prior year third quarter. The Company now anticipates capital spending of between $130 and $140 million, excluding expected reserve purchases in the fourth quarter. Depreciation, depletion and amortization (DD&A) totaled $48.4 million in the third quarter of 2003, compared to $64.1 million for the prior year third quarter. DD&A for the third quarter of 2002 included $13.2 million related to the write-

off of capitalized development costs at certain idled mines. DD&A is currently expected to total $190 to $195 million for 2003.

Massey Energy Company, headquartered in Richmond, Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

CONFERENCE CALL WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss third quarter earnings on Friday morning, October 24, 2003, at 11:00 a.m. ET. The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com. A replay of the conference call will also be available via the website and also by telephone. The conference call replay via telephone can be accessed through 11:59 p.m. ET on November 2, 2003 by dialing (800) 234-8715 or (402) 220-9691.

FORWARD-LOOKING STATEMENTS: The foregoing release contains forward-looking statements regarding projected earnings levels, cost reductions, new contracts and financial performance. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; fluctuation in coal prices which could adversely affect the Company’s operating results and cash flows; deregulation of the electric utility industry; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental regulations, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Form 10-K (as amended by Form 10-K/A) for the year ended December 31, 2002, its subsequently filed interim reports and its Form S-3 filed on July 18, 2003. Massey’s filings are available either publicly, under the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512. Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please contact: Investor Relations, Katharine W. Kenny, (804) 788-1824, of Massey or e-mail the Company at www.masseyenergyco.com.

###

MASSEY ENERGY COMPANY

CONSOLIDATED FINANCIAL RESULTS—UNAUDITED

(in Millions, except # of employees, per share & per ton information)

	For the three months ended		For the nine months ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Revenues
Produced coal revenue	$310.7	$343.2	$939.0	$997.6
Freight and handling revenue	19.9	28.8	66.5	81.6
Purchased coal revenue	29.6	32.4	83.2	82.3
Bond repurchase income	—	—	0.6	—
Insurance settlement	17.7	—	17.7	—
Other revenue	12.9	20.0	51.8	58.0

Total revenues	390.8	424.4	1,158.8	1,219.5
Costs and expenses
Cost of produced coal revenue	278.6	280.7	834.3	869.8
Freight and handling costs	19.9	28.8	66.5	81.6
Cost of purchased coal revenue	30.7	32.6	84.9	85.2
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	47.3	62.9	139.6	158.4
Selling, general and administrative	1.1	1.2	3.4	2.7
Selling, general and administrative	9.0	8.9	26.8	27.3
Other expense	1.9	2.7	7.5	8.9

Total costs and expenses	388.5	417.8	1,163.0	1,233.9

Earnings (Loss) from operations	2.3	6.6	(4.2)	(14.4)
Interest income	1.2	1.2	3.4	2.9
Interest expense	(10.8)	(9.9)	(29.9)	(26.3)

Loss before taxes	(7.3)	(2.1)	(30.7)	(37.8)
Income tax benefit	(3.5)	(0.8)	(15.1)	(15.8)

Loss before cumulative effect of change in accounting principle	(3.8)	(1.3)	(15.6)	(22.0)
Cumulative effect of change in accounting principle, net of tax of $5.0 million	—	—	(7.9)	—

Net Loss	$(3.8)	$(1.3)	$(23.5)	$(22.0)

Loss per share—(Basic and Diluted)
Loss before cumulative effect of change in accounting principle	$(0.05)	$(0.02)	$(0.21)	$(0.30)
Cumulative effect of change in accounting principle, net of tax	—	—	(0.10)	—

Net loss	$(0.05)	$(0.02)	$(0.31)	$(0.30)

Shares used to calculate loss per share
Basic and Diluted	74.6	74.5	74.6	74.4

EBIT	$2.3	$6.6	$(4.2)	$(14.4)
EBITDA	$50.7	$70.7	$138.8	$146.7

	Three months ended		Nine months ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Produced tons sold:
Utility	7.1	6.9	21.0	20.4
Metallurgical	2.0	3.0	6.9	8.4
Industrial	0.9	1.0	2.8	2.9

Total produced tons sold	10.0	10.9	30.7	31.7

Total tons produced	9.8	10.7	30.9	33.5
Produced coal revenue per ton sold
Utility	$29.59	$29.25	$28.85	$28.97
Metallurgical	$34.42	$35.64	$34.70	$35.87
Industrial	$33.06	$35.72	$33.27	$36.51
Produced coal revenue per ton sold	$30.85	$31.57	$30.57	$31.47
Average cash cost per ton	$28.56	$26.63	$28.03	$28.30
Capital expenditures	$34.3	$28.4	$85.9	$122.0
Number of employees	4,287	4,575	4,287	4,575

	September 30, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$49.5	$2.7
Trade and other accounts receivable	157.2	175.8
Inventories	198.3	193.7
Other current assets	230.6	137.6
Net property, plant and equipment	1,435.4	1,534.5
Other noncurrent assets	195.5	197.1

Total assets	$2,266.5	$2,241.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term debt	$2.5	$264.0
Other current liabilities	264.1	309.3
Long-term debt	661.9	286.0
Other noncurrent liabilities	560.5	573.9

Total liabilities	1,489.0	1,433.2

Total shareholders’ equity	777.5	808.2

Total liabilities and shareholders’ equity	$2,266.5	$2,241.4

Note 1: The number of shares used to calculate basic loss per share is based on the weighted average outstanding shares of Massey Energy during the respective periods. The number of shares used to calculate diluted earnings (loss) per share is based on the number of shares used to calculate basic earnings (loss) per share plus the dilutive effect of options and other stock-based instruments held by Massey employees each period. In accordance with accounting principles generally accepted in the United States, the effect of dilutive securities was excluded from the calculation of the diluted loss per common share in the three months and nine months ended September 30, 2003 and 2002, as such inclusion would result in antidilution.

Note 2: EBIT is defined as net income (loss) before deducting cumulative effect of accounting change, net, income taxes, and interest, or income (loss) from operations, which is a measure of performance calculated in accordance with generally accepted accounting principles. EBITDA is defined as EBIT before deducting depreciation, depletion, and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company's operating performance before debt expense and its cash flow. EBITDA does not purport to represent operating income, net income and cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below shows how we calculate EBITDA.

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Net Loss	$(3.8)	$(1.3)	$(23.5)	$(22.0)
Cumulative effect of change in accounting principle, net	—	—	7.9	—

Loss before cumulative effect of change in accounting principle, net	(3.8)	(1.3)	(15.6)	(22.0)
Income tax benefit	(3.5)	(0.8)	(15.1)	(15.8)
Interest expense (income), net	9.6	8.7	26.5	23.4

Income (loss) from operations	2.3	6.6	(4.2)	(14.4)
Depreciation, depletion and amortization	48.4	64.1	143.0	161.1

EBITDA	$50.7	$70.7	$138.8	$146.7

Note 3: “Average cash cost per ton” is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (excluding Depreciation, depletion and amortization), divided by total produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company's control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the most directly comparable generally accepted accounting principle measure of Total costs and expenses per ton to Average cash cost per ton.

	Three months ended September 30,				Nine months ended September 30,
	2003		2002		2003		2002
	$	per ton	$	per ton	$	per ton	$	per ton
Total Costs and expenses	$388.5	$38.59	$417.8	$38.43	$1,163.0	$37.86	$1,233.9	$38.92
Less: Freight and handling costs	19.9	$1.98	28.8	$2.65	66.5	$2.17	81.6	$2.57
Less: Cost of purchased coal revenue	30.7	$3.05	32.6	$3.00	84.9	$2.76	85.2	$2.69
Less: Depreciation, depletion and amortization	48.4	$4.80	64.1	$5.90	143.0	$4.65	161.1	$5.08
Less: Other expense	1.9	$0.20	2.7	$0.25	7.5	$0.25	8.9	$0.28

Average Cash cost	$287.6	$28.56	$289.6	$26.63	$861.1	$28.03	$897.1	$28.30

Note 4: Certain 2002 amounts have been reclassified to conform with the 2003 presentation.